Exhibit 99.1

Press Release September 15, 2023
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Appoints Jennifer Hamann

to the Company’s Board of Directors

FORT WAYNE, INDIANA, September 15, 2023 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS:STLD) today announced that its Board of Directors has appointed Jennifer L. Hamann to the Company’s Board of Directors. The appointment is for the balance of a one-year term ending May 2024 coinciding with the Company’s regularly held Annual Meeting of Stockholders.

Ms. Hamann, age 56, will serve as an independent director and participate as a member of the Company’s Audit Committee.

From 2020 through present, Ms. Hamann has served as the executive vice president and chief financial officer of Union Pacific Corporation (“Union Pacific”), a publicly traded company (NYSE: UNP) with a current market capitalization of $129 billion and annual revenue of $25 billion in 2022. Union Pacific employs over 33,000 individuals and provides a critical service in the global supply chain by linking 23 U.S. states by rail. Additionally, Union Pacific is the only railroad serving all six major transportation Mexican gateways.

Ms. Hamann has been employed by the Union Pacific for over 30 years, including recently as Senior Vice President of Finance (April 2019 – December 2019) and Vice President of Planning & Analysis (October 2017 – March 2019), gaining significant cross-functional leadership experiences in areas such as, capital planning and analysis, debt and equity capital markets, marketing and sales, investor relations, audit, human resources, and corporate strategy. Among numerous strong leaderships characteristics and logistics expertise, Ms. Hamann brings a diversified background to the Steel Dynamics Board. Additionally, she has extensive knowledge of business and regulations within Mexico based on her participation on multiple Union Pacific Mexican joint venture boards. Ms. Hamann earned an M.B.A. in business administration and a bachelor’s degree in finance from the University of Nebraska. Ms. Hamann is currently not a member of another publicly traded company.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in North America, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. All of Steel Dynamics’ steel production facilities utilize electric arc furnace technology. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Contact: Investor Relations — +1.260.969.3500